Exhibit 99.2

Diodes Incorporated Secures $300 Million Senior Secured

Revolving Credit Facility

Plano, Texas – January 8, 2013 – Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today announced that the Company has secured a five-year $300 million revolving senior credit facility. The credit facility bears interest at LIBOR plus 1.50 to 2.25 percent on the drawn amount and also includes an option to increase the size of the credit facility by up to $200 million subject to securing additional lender commitments.

Diodes is permitted to borrow against the facility for the purposes of refinancing certain existing debt, supporting working capital and capital expenditures, as well as financing acquisitions. The Company intends to draw down approximately $200 million, primarily to refinance its current revolver and term debt of $40 million and to finance the recently announced acquisition of BCD Semiconductor Manufacturing Limited.

Commenting on the transaction, Dr. Keh-Shew Lu, President and Chief Executive Officer of Diodes, stated, “We are pleased to have secured this revolving credit facility on favorable terms from a prominent group of lenders. In addition to financing our proposed acquisition of BCD Semiconductor, the facility also provides the Company additional flexibility as we continue to execute on our growth initiatives.”

Bank of America acted as Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Inc. served as Sole Lead Arranger and Sole Book Runner. Other participating banks included Citibank, N.A., Compass Bank, HSBC Bank USA, N.A., Regions Bank, Silicon Valley Bank, Capital One Bank (USA), N.A., Comerica Bank and Union Bank. Additional details about the credit facility can be found in the Form 8-K that will be filed by the Company.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. The Company’s corporate headquarters, logistics center, and Americas’ sales office are located in Plano, Texas. Design, marketing, and engineering centers are located in Plano; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two manufacturing facilities located in Shanghai, China, and two joint venture facilities located in Chengdu, China, as well as manufacturing facilities located in Neuhaus and Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Fort Worth, Texas; Taipei; Hong Kong; Manchester;

Shanghai; Shenzhen, China; Seongnam-si, South Korea; Tokyo, Japan and Munich, Germany, with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.

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Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Laura Mehrl	Leanne K. Sievers
Director, Investor Relations	EVP, Investor Relations
P: 972- 987-3959	P: 949— P:949-224— 3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com